EXHIBIT 99(a)(1)

Offer to Purchase for Cash All Outstanding Options to Purchase Shares of Common Stock
Under Bradley Pharmaceuticals, Inc. Stock Option Plans

BRADLEY PHARMACEUTICALS, INC. OFFER TO PURCHASE OPTIONS TO PURCHASE ITS COMMON STOCK FOR CASH THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 19, 2008 UNLESS THE TENDER OFFER IS EXTENDED BY BRADLEY PHARMACEUTICALS, INC.

Bradley Pharmaceuticals, Inc., a Delaware corporation (referred to herein as “we,” “us,” the “Company” or “Bradley”), upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, hereby offers to purchase for cancellation all outstanding options to purchase shares of our common stock, $.01 par value per share, in exchange for cash payment as described below. The offer is limited to outstanding vested and unvested options granted under our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan (which we refer to throughout this offer to purchase as “eligible options”). Upon the completion of the offer, for each eligible option (whether vested or unvested) that has not expired, been exercised or withdrawn from the offer, we will pay to the tendering option holder the greater of (1) the amount, if any, by which $20.00 exceeds the exercise price of the eligible options or (2) $0.35, without interest and reduced in each case by any applicable tax withholding, and we will then cancel the option. Throughout this offer to purchase, we refer to the excess of $20.00 over the exercise price of an eligible option as that option’s “spread.” Unless the context otherwise requires, all references to shares mean our common stock.

This offer is being made in connection with the proposed merger of Phase Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Nycomed US Inc. (“Nycomed”), pursuant to which each outstanding share of Bradley common stock will be converted into the right to receive $20.00 in cash. In connection with the merger, we have agreed with Merger Sub and Nycomed to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options, whether or not then exercisable or vested, will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Nycomed and to us, and the holders of such options will be entitled to receive the spread, if any.

All outstanding options will fully vest immediately prior to the merger. Thus options with an exercise price below $20.00 will benefit by the amount of the spread. However, some of the eligible options have exercise prices greater than $20.00 per share. As a result, holders of such options will not be able to realize any benefit from the merger. Further, pursuant to our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan, most of the eligible options cannot be cancelled by us without the consent of the option holder. Because it is a condition to the consummation of the merger that all options be terminated prior to the merger, we are making this offer to purchase the eligible options for the greater of $0.35 for each eligible option or the amount of the spread, net to the seller in cash, without interest.

The consummation of this offer is conditioned upon and is expected to occur simultaneously with the completion of the merger.

THIS TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OPTION HOLDERS ELECTING TO PARTICIPATE IN THIS OFFER OR ON ANY MINIMUM TOTAL NUMBER OF ELIGIBLE OPTIONS BEING TENDERED. HOWEVER, PARTICIPATION IN THE OFFER WILL REQUIRE AN OPTION HOLDER TO TENDER ALL OF HIS OR HER ELIGIBLE OPTIONS IN THE OFFER, AND THE OFFER IS FURTHER SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE, INCLUDING THE COMPLETION OF THE MERGER. SEE “THE OFFER – CONDITIONS.”

Any holder desiring to participate in this offer and tender all of his or her eligible options should complete and sign the election form, or a copy of it, in accordance with the instructions in the form and hand deliver, mail, deliver or send by facsimile or email (PDF) transmission the manually signed election form or copy, to the address, facsimile number or email address listed below. See “The Offer – Procedures for Tendering Eligible Options.”

The board of directors of Bradley has approved the merger agreement and recommended approval of the merger agreement to the Bradley stockholders. The board of directors of Bradley has also approved this offer and recommends that you tender your eligible options for cash in this offer. For a discussion of the significant consequences of your decision not to tender, see “Significant Consequences to Non–Tendering Option Holders.”

This Offer to Purchase is dated January 17, 2008. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than January 17, 2008, and the delivery of this Offer to Purchase shall not, under any circumstances, create an implication that there has been no change in the affairs of Bradley since January 17, 2008 or that the information herein is correct as of any time subsequent to such date.

Completed election forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election form may be directed to Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, NJ 07004, Telephone: (973) 882-1505, Attention: Alan S. Goldstein, Secretary, ext. 547; Facsimile: (973) 575-5366; agoldstein@bradpharm.com.

Offer to Purchase dated January 17, 2008

IMPORTANT

If you elect to tender your eligible options, you must complete and sign the election form accompanying this offer to purchase in accordance with its instructions, and deliver it by hand, mail, facsimile or email (PDF), together with any other documents required by the election form to:

Bradley Pharmaceuticals, Inc. 383 Route 46 West Fairfield, NJ 07004 Attention: Alan S. Goldstein Facsimile: (973) 575-5366 agoldstein@bradpharm.com

We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, the holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

The offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined whether the information in this document is accurate or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE OFFER	3
FORWARD-LOOKING STATEMENTS	8
SIGNIFICANT CONSEQUENCES TO NON-TENDERING OPTION HOLDERS	9
THE OFFER	10
THE MERGER	17
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	18
INFORMATION REGARDING MERGER PROXY STATEMENT	19
AVAILABLE INFORMATION	20
SCHEDULE A	21

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described elsewhere in this offer to purchase. We encourage you to read this entire document and the related election form because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

THE OFFER. You are being offered the opportunity to tender all of your options to purchase our common stock that were granted under our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan. We refer to these stock options in this offer to purchase as the “eligible options.” If you elect to participate in this offer, all of your eligible options will be cancelled in exchange for the payment described below. See “The Offer.”

PAYMENT FOR YOUR ELIGIBLE OPTIONS. Unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option tendered that has not previously expired or been exercised or withdrawn from the offer, we will pay the greater of (1) the amount, if any, by which $20.00 exceeds the exercise price of the eligible option (the “spread”) or (2) $0.35, without interest and reduced in each case by any applicable tax withholding, and we will then cancel the option. See “The Offer.”

DURATION OF THE OFFER. The offer will expire at 5:00 p.m., New York City Time, on February 12, 2008, unless we choose to extend the offer or to terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. See “The Offer.”

CONDITIONS OF THE OFFER. This offer is not subject to participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer, and the offer is conditioned upon, among other conditions, the completion of the merger. We expect that the offer will be consummated simultaneously with the completion of the merger. See “The Offer — Conditions” and “The Merger — Conditions to Completion of the Merger.”

CONSEQUENCES OF FAILURE TO TENDER. If you choose not to participate in this offer and not to tender all of your eligible options, they will remain outstanding in accordance with their current terms and conditions, including those relating to expiration. If the merger is consummated, however, Bradley will no longer be a public company and its common stock will no longer be traded on the New York Stock Exchange (the “NYSE”). If you retain your eligible options following the merger, you will retain the right to exercise your eligible options to the extent provided by the current terms and conditions of the options, but you will not be entitled to receive the cash payment being made under this offer, which provides payment for eligible options regardless of whether they are unvested. See “Significant Consequences to Non-Tendering Option holders.”

PURPOSE OF THE OFFER. We have entered into a merger agreement with Merger Sub, a subsidiary of Nycomed, and Nycomed, pursuant to which Bradley will be merged with Merger Sub and each outstanding share of Bradley common stock will be converted into the right to receive $20.00 in cash. It is a condition to the consummation of the merger that all options be cancelled prior to the merger. Because our stock option plans do not permit us to terminate options in the context of a transaction such as the merger without the consent of the option holders, we are making this offer in order to provide a means for our option holders to receive value for their vested and unvested stock options in connection with, and upon completion of, the merger, whether or not the exercise price of the option exceeds the $20.00 merger consideration. We are also making this offer in order to ensure that no Bradley stock options will remain outstanding following the merger. See “The Offer — Purpose of the Tender Offer.”

TREATMENT OF ELIGIBLE OPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS. Our directors and executive officers may participate in the offer with respect to their eligible options, in which event, we will purchase their tendered eligible options on the same terms as any other tendered eligible options. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of January 10, 2008, such persons, as a group, beneficially owned a total of 661,000 eligible options under the 1990 Employee Stock Option Plan and our 1999 Stock Option Plan, which represented approximately 54.9% of all eligible options outstanding as of that date. See “The Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.”

HOW TO PARTICIPATE IN THE OFFER. If you would like to participate in the offer and tender all of your eligible options in the offer, you should complete the election form accompanying this offer to purchase, or a copy of that form, and return it to us, together with any other documents required by the election form, at the address or facsimile number or email address listed on the front page of this offer to purchase. In order to participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See “The Offer – Procedures for Tendering Eligible Options.”

WITHDRAWAL FROM THE OFFER. If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration of the offer at the address or facsimile number listed on the front page of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options being withdrawn from the offer. Even if you deliver a notice of withdrawal to us, you may still re–tender your eligible options by delivering to us another completed election form prior to the expiration of the offer. See “The Offer – Withdrawal Rights.”

TAX CONSEQUENCES OF THE OFFER. If you are subject to U.S. taxes and you elect to participate in this offer and tender your eligible options, upon completion of the offer you will have ordinary compensation income which, if you are an employee or former employee, will be subject to U.S. federal, and possibly state and local, withholding. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Certain U.S. Federal Income Tax Consequences.” WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

CONTACT FOR QUESTIONS. If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact the following person at the address or telephone number indicated: Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, NJ 07004, Telephone: (973) 882-1505, Attention: Alan S. Goldstein, Secretary, ext. 547; Facsimile: (973) 575-5366, agoldstein@bradpharm.com.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.

Who is offering to purchase my options?	Bradley Pharmaceuticals, Inc. which we refer to as “our,” “we,” “us,” the “Company” or “Bradley,”

Which options are eligible to be tendered for a cash payment?	We are offering to purchase for a cash payment all outstanding vested and unvested options to purchase our common stock granted under our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan. We refer to these stock options in this offer to purchase as the “eligible options.”

What will the purchase price for the options be?	If you elect to participate in the offer, then unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option (whether vested or unvested) that has not previously expired or been exercised or withdrawn from the offer, we will pay the greater of (1) the amount, if any, by which $20.00 exceeds the exercise price of the eligible option (the “spread”) or (2) $0.35, without interest and reduced in each case by any applicable tax withholding, and we will then cancel the option.

How long will the offer remain open and can the offer be extended or terminated prior to that time?	The offer will expire at 5:00 p.m., New York City Time, on February 19, 2008, unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer; provided, however, that a subsequent offering period may be provided Subject to applicable laws and the terms we describe in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

How will I be notified if Bradley extends the tender offer or amends the terms of the tender offer?	If we decide to extend the offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the then–scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment and/or filing amended tender offer documents with the Securities and Exchange Commission (the “SEC”). We post our press releases and filings with the SEC on our website at www.bradpharm.com.

Are there any conditions to completion of this tender offer?	Yes. While the offer is not conditioned upon a minimum number of option holders electing to participate in this offer or on any minimum total number of eligible options being tendered,

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participation in the offer will require an option holder to tender all of his or her eligible options in the offer. The offer is further subject to the conditions described in this offer to purchase, including the completion of the merger. The merger is subject to numerous conditions, which are described in this offer to purchase.

Why is Bradley making the offer?	We have entered into a merger agreement with Merger Sub and Nycomed, pursuant to which Bradley will be merged with Merger Sub and each outstanding share of Bradley common stock will be converted into the right to receive $20.00 in cash (the “merger agreement”). In connection with the merger, we have agreed with Merger Sub and Nycomed to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options, whether or not then exercisable or vested, will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Nycomed and to us, and the holders of such options will be entitled to receive the spread, if any. We are making this offer in order to provide a means for our option holders to receive value for their vested and unvested stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no Bradley stock options will remain outstanding following the merger, because our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan do not unilaterally permit us to terminate most of the eligible options in the context of a transaction such as the merger.

What happens if the merger agreement is terminated?	If the merger agreement is terminated, this offer will become null and void and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to purchase our common stock under the same terms, conditions and stock option plans as applied before the offer.

Will our executive officers or directors participate in this offer?	The offer is open to all option holders who hold eligible options, including our board of directors and our executive officers.

When will payment be made?	Subject to the terms and conditions of the offer, payment for eligible options purchased will be made promptly after the expiration date and simultaneously with the consummation of the merger.

How do I participate in the offer and tender my eligible options?	If you decide to participate in the offer and tender your eligible options, you must return to us, before the expiration date, a properly signed and completed election form, or a copy of that form, and any other

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documents required by the election form at the address or facsimile number or email address listed on the front page of this offer to purchase. We may reject any election form delivered to us to the extent that we determine it is not properly completed or to the extent we believe it would be unlawful to accept the tendered eligible options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly tendered eligible options promptly after the offer expires. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, it will have the same effect as if you rejected the offer.

Do I have to pay a commission if I tender my eligible options?	No. There is no commission if you tender your eligible options.

Once I have tendered options in the offer, can I withdraw my tendered options?	Yes. You may withdraw the tender of your eligible options at any time before the expiration date. To withdraw previously tendered eligible options, you must notify us in writing at the address, facsimile number or email address on the front page of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. However, you may tender your eligible options again by following the proper tendering procedures. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed. If you previously have properly completed, signed and delivered an election form to us and you do not properly complete, sign and deliver to us a notice of withdrawal before the expiration of the offer, it will have the same effect as if you accepted the offer. There will be no withdrawal rights during any subsequent offering period.

Have we or our board of directors adopted a position on the offer?	The board of directors of Bradley has approved this offer and recommends that you tender your eligible options in this offer. The board of directors of Bradley has also approved the merger agreement and recommended approval of the merger agreement to the Bradley stockholders.

What will happen to my eligible options if I do not tender my eligible options in the offer?	If you choose not to tender your eligible options, they will remain outstanding in accordance with their original terms and conditions, including terms relating to expiration. If the merger is consummated, however, Bradley will no longer be a public company and its common stock will no longer be traded on the NYSE or any other stock market. As a result, your eligible options will be options to purchase shares of common stock of a company:
  for which there is no public trading market;
  that will no longer make filings with the SEC; and
  that will not be required to comply with the SEC’s rules relating to publicly-held companies.
If you retain your eligible options following the merger, although you

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will retain the right to exercise your eligible options to the extent provided by the current terms and conditions of the options, you will not be entitled to receive the cash payment being made under this offer (which provides payment for eligible options regardless of whether they are unvested). See “Significant Consequences to Non-Tendering Option holders.”

What happens if my eligible options expire prior to the expiration date of the offer?	Bradley will only accept for cancellation and purchase those eligible options that are still outstanding on the expiration date of the offer. Any option that expires by its terms before the expiration date of this offer will not be considered outstanding, and no payment will be made for those options pursuant to this offer. Because of the possibility that Bradley may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, it is your responsibility to decide whether to exercise any of your eligible options before they expire, whether or not you have tendered them in this offer.

Can I exercise my eligible options after I have tendered them?	Even if you tender your eligible options in this offer, you may still exercise any of your eligible options to purchase Bradley common stock at any time up to the expiration date of this offer by following the procedures for exercise set forth in the terms and conditions of your eligible options.

What happens if I exercise my eligible options into Bradley common stock prior to the expiration date of the offer?	If you exercise your eligible options prior to the expiration date of the offer according to the terms and conditions of your eligible options, even if you have already tendered the options in this offer, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of Bradley common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $20.00 in cash (unless you successfully assert appraisal rights).

How will Bradley pay for the tendered eligible options?	We will pay approximately $6,647,900 before fees and expenses if we purchase all of the eligible options that are currently outstanding pursuant to this offer. We expect to obtain these funds from our cash on hand immediately prior to the merger and from the sources that will be used to fund the merger, as provided in the merger agreement.

What are the U.S. federal income tax consequences if I tender my shares?	If you elect to participate in the offer and your eligible options are accepted for cancellation, and you receive a cash payment for your cancelled eligible options, you will have ordinary compensation income per share equal to the amount by which either (i) $20.00 exceeds the exercise price of your eligible options or (ii) $0.35. To the extent applicable, taxes will be withheld from any payment made to employees and former employees in this offer.

What is the recent market price of the eligible options and the common stock into	Because the options generally are not transferable, there is no market price for the eligible options. However, each vested eligible option may be exercised to purchase one share of our common stock at the

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which the eligible options are exercisable?	designated exercise price for that eligible option. On January 14, 2008, the last reported sale price of our common stock was $19.85 per share.

Who can help answer my questions about the tender offer?	You may contact a representative of Bradley at the address and the phone number listed on the front page of this offer to purchase if you have any questions or requests for assistance or for additional copies of this offer to purchase or the election form.
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FORWARD-LOOKING STATEMENTS

This document and the documents to which we refer you or incorporate by reference contain forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding our financial position, results of operations, market position, product development, growth opportunities, economic conditions and other similar forecasts and statements of expectation. In some cases, you also can identify forward–looking statements by terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Bradley’s ability to control or predict. Such factors include, but are not limited to, delays in the receipt of necessary financing and third party and governmental consents to complete the merger. Bradley is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Bradley or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

In deciding whether to participate in the tender offer, each option holder should consider carefully, in addition to the other information contained or incorporated by reference herein, that our actual results may differ from the forward-looking statements.

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SIGNIFICANT CONSEQUENCES TO NON–TENDERING OPTION HOLDERS

You should consider the following significant consequences to non-tendering option holders when making a decision about whether or not to tender your eligible options pursuant to the offer.

If you choose not to tender your eligible options in this offer, they will remain outstanding and may continue to be exercised in accordance with their current terms and conditions, including terms relating to expiration, but you will not be entitled to receive the cash payment being made under this offer (which provides payment for eligible options regardless of whether they are unvested). Furthermore, unless your options are surrendered for cancellation, you will not receive any payment or other consideration for your options pursuant to the merger agreement.

If you exercise your eligible options prior to the expiration date of the offer according to the current terms and conditions of your eligible options, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares, each share of Bradley common stock that you own will be cancelled in the merger and for each cancelled share you will be entitled to receive $20.00 in cash (unless you successfully assert appraisal rights).

If you choose not to tender your eligible options in this offer and you do not exercise your eligible options before the completion of the merger and the merger is then completed, Bradley will no longer be a public company and our common stock will no longer be traded on the NYSE or any other stock market. As a result, your eligible options will be options to purchase shares of common stock of a company:

  for which there is no public trading market;
  that will no longer make filings with the SEC; and
  that will not be required to comply with the SEC’s rules relating to publicly–held companies.

Except as noted in the following sentence, your eligible options that are not tendered in this offer or exercised prior to completion of the merger will continue to be subject to any vesting schedule under their current terms. However, approximately 51,350 of the eligible options, all of which were granted on or after July 10, 2007, terminate in the event of a change in control, such as the merger (unless otherwise assumed by the acquirer in the change in control, which is not the case for the merger).

Moreover, if you were to exercise your eligible options after the merger, you would be required to pay in cash: (i) your option exercise price(s), and (ii) income and employment taxes applicable to your option spread. These cash payments would be required even though, at the time of exercise, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares.

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THE OFFER

Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options, whether vested or unvested, to purchase our common stock granted under our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan. We refer to these stock options in this offer to purchase as the “eligible options.” In exchange for each eligible option (whether vested or unvested) that has not previously expired or been exercised or withdrawn from the offer, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, we will pay the greater of (1) the amount, if any, by which $20.00 exceeds the exercise price of the eligible option (the “spread”) or (2) $0.35, without interest and reduced in each case by any applicable tax withholding, and we will then cancel the option.

The time by which option holders must tender their eligible options in order to be eligible to receive payment pursuant to the offer will be 5:00 p.m., New York City Time, on February 19, 2008, unless extended, which we call the “expiration date.” Any extension will be announced in a public announcement. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “— Extension, Amendment and Termination of the Offer.” Payment for eligible options tendered in accordance with the offer will be made promptly after the expiration date of the offer. See “— Acceptance of and Payment for the Eligible Options.”

To the extent permitted by law, a subsequent offering period of three to twenty business days may be provided. A subsequent offering period, if one is provided, is not an extension of the offering period. A subsequent offering period would be an additional period of time, following the expiration of the offering period, in which option holders may tender eligible options not tendered during the offering period. If a subsequent offering period is provided, an announcement to that effect will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. All conditions to the offer must be satisfied or waived prior to the commencement of any subsequent offering period. Eligible options tendered during a subsequent offering period will be accepted for payment and paid for as they are tendered. See “— Acceptance of and Payment for the Eligible Options.”

Purpose of the Tender Offer

This offer is being made in connection with the proposed merger of Bradley with Merger Sub, pursuant to the merger agreement, dated October 29, 2007, by and between Bradley, Nycomed and Merger Sub. See “The Merger — General.” In connection with the merger, we have agreed with Merger Sub and Nycomed to use our reasonable best efforts to provide that at the effective time of the merger, each of the eligible options, whether or not then exercisable or vested, will be cancelled in accordance with applicable law and in a manner reasonably acceptable to Merger Sub, Nycomed and to us, and the holders of such options will be entitled to receive the spread, if any.

We are making this offer to you in connection with the merger agreement in order to provide a means for our option holders to receive value for their vested and unvested stock options in connection with, and upon completion of, the merger. We are also making this offer in order to ensure that no Bradley stock options will remain outstanding following the merger, since except for a limited number of eligible options granted after July 2007, options granted under our 1990 Employee Stock Option Plan and our 1999 Stock Option Plan do not permit us to terminate most of the eligible options in the context of a transaction like the merger without the consent of the option holder.

Conditions

The offer is not conditioned on participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer, and the offer is conditioned

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upon, among other conditions, the completion of the merger. The merger is subject to several conditions which are described under “The Merger — Conditions to Completion of the Merger.” These conditions to the merger are subject to waiver in accordance with the terms of the merger agreement.

In addition to the condition that the merger be completed as described above, and subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may extend, terminate or amend the offer, if on or before the expiration date, any action or proceeding is threatened or pending that directly or indirectly challenges the making of the offer, or any other event has occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the eligible options tendered to us. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

The conditions referred to above are for our benefit and may be asserted by us regardless of the circumstances, including any action or omission to act by us, giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion; provided that the conditions to this offer may not be asserted or waived after the expiration of this offer. Thus, if the conditions have not been met by the time of the expiration of the offer and we do not extend the offer, we will have been deemed to waive such conditions and will be obligated to pay for the tendered eligible options promptly after the expiration of the offer. In some circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, we do not expect to waive the foregoing condition relating to the completion of the merger.

Procedures for Tendering Eligible Options

For an option holder to participate in this offer and validly tender eligible options, a properly completed and duly executed election form, or facsimile of the form, with any other required documents, must be received by us at or prior to 5:00 p.m., New York City Time, on the expiration date at the address or the facsimile number set forth on the front page of this offer to purchase, unless we extend the offer beyond that time, in which case you may tender your eligible options at any time until the extended expiration of the offer. We will accept a paper copy of your election form sent by hand delivery, mail, facsimile or email (PDF). You do not need to return your stock option agreement for your eligible options to effectively tender your eligible options in this offer.

The tendering of eligible options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

The method of delivery of the election form and all other required documents is at the election and risk of the submitting holder. Delivery of these documents will be deemed made only when we actually receive them. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested. If a holder chooses to deliver by facsimile or email, we recommend that the holder confirm our receipt of the facsimile transmission or email by calling us at the telephone number listed on the front page of this offer to purchase and on the election form itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of eligible options will be accepted.

If you elect to participate in this offer, all of your eligible options must be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered eligible options will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine are not in proper form or the acceptance for payment of or payment for which may, in

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the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. However, if we waive a condition, it will be waived for all holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.

Acceptance of and Payment for the Eligible Options

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for cancellation and payment all eligible options that, subject to our right to extend, terminate or amend the offer, have not:

  expired before the expiration of this offer; or
  been properly withdrawn from this offer by you at or prior to 5:00 p.m., New York City Time on the expiration date; or
  been exercised by you before the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for cancellation and payment all eligible options validly tendered and not expired, exercised or properly withdrawn prior to the expiration date if, as and when we give oral or written notice of our acceptance of the eligible options.

Properly tendered eligible options accepted in accordance with the offer will be paid for promptly after the expiration date. The consummation of this offer is conditioned upon and is expected to occur simultaneously with the completion of the merger.

If there is a subsequent offering period, all eligible options tendered during the offering period will be accepted for payment and promptly paid for following the expiration thereof and eligible options tendered during a subsequent offering period will be accepted for payment and paid for as they are tendered.

Withdrawal Rights

Validly tendered eligible options may be withdrawn at any time at or prior to 5:00 p.m., New York City Time on the expiration date. If the offer is terminated without any eligible options being purchased, then all election forms received pursuant to this offer will be promptly destroyed or returned to the submitting option holders. There will be no withdrawal rights during any subsequent offering period for eligible options tendered during any subsequent offering period.

For a withdrawal of validly tendered eligible options to be effective, a properly completed and duly executed notice of withdrawal must be received by us at or prior to 5:00 p.m., New York City Time, on the expiration date at the address or the facsimile number or email address listed on the front page of this offer to purchase or on the election form or form of notice of withdrawal. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. If we extend the offer beyond the expiration date, you may withdraw your validly tendered eligible options at any time until the extended expiration of the offer and, unless accepted by us, at any time after 40 business days after the date hereof. We will accept a paper copy of your notice of withdrawal only by hand delivery, mail, facsimile or email (PDF).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.

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Withdrawals of previously tendered eligible options may not be rescinded and any eligible options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn eligible options may, however, be re–tendered by again following the procedures described above in “— Procedures for Tendering Eligible Options” at any time at or prior to 5:00 p.m., New York City Time, on the expiration date.

Withdrawals of tendered eligible options can only be accomplished in accordance with the foregoing procedures.

Extension, Amendment and Termination of the Offer

We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered by publicly announcing the extension and giving oral or written notice of the extension to the option holders. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “— Conditions.”

Prior to the expiration date to terminate or amend the offer, we may postpone accepting eligible options for cancellation and payment if any of the conditions specified above in “— Conditions” occurs. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting eligible options for cancellation and payment is limited by Rule 13e–4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered eligible options promptly after we terminate or withdraw the offer.

As long as we comply with all applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the extension must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to holders of eligible options in a manner reasonably designed to inform option holders of the change, which may include the issuance of a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your eligible options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

If the merger agreement is terminated, this offer will become null and void and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.

Bradley will not terminate the offer prior to the expiration date for any reason other than (a) the termination of the merger agreement or (b) the occurrence of any of the events expressly set forth in the section of this offer to purchase entitled “— Conditions” above. If Bradley terminates the offer prior to the expiration as set forth in the foregoing sentence, Bradley will promptly notify each holder of eligible options who has elected to participate in the offer of such termination, and we will promptly return or destroy each election form.

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Source and Amount of Funds

As of January 10, 2008, there were outstanding eligible options to acquire 1,204,245 shares of our common stock. Based upon this amount and assuming all of the holders of these eligible options elect to participate in the offer and tender these options in the offer, the maximum aggregate amount of funds that will be required in order for us to pay the total aggregate consideration of the offer will be approximately $6,697,900, including estimated fees and expenses of approximately $50,000 relating to the offer. We expect to obtain these funds primarily from our cash on hand immediately prior to the merger and from the sources that will be used to fund the merger, as provided in the merger agreement.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options

Our directors and executive officers may participate in the offer with respect to their eligible options, in which event we will purchase their tendered eligible options on the same terms as any other tendered eligible options. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of January 10, 2008, such persons, as a group, beneficially owned a total of 661,000 eligible options under the 1990 Employee Stock Option Plan and our 1999 Stock Option Plan, which represented approximately 54.9% of all eligible options outstanding as of that date.

The following table sets forth information as of January 10, 2008, regarding the number of eligible options held individually by our directors and executive officers.

	Eligible Options Held
Name	Number	Percentage of Total Eligible Options	Total Cash Payment(1)
Daniel Glassman	200,000	16.6%	$1,050,000
Andre Fedida, M.D.	35,000	2.9%	$ 160,700
Michael Fedida, R.Ph.	25,000	2.1%	$ 48,450
Seth W. Hamot
Steven Kriegsman	30,000	2.5%	$ 95,800
Douglas E. Linton	15,000	1.3%	$ 15,600
William J. Murphy	20,000	1.7%	$ 131,500
Bradley Glassman	100,000	8.3%	$ 659,000
Alan Goldstein	30,000	2.5%	$ 197,700
Ralph Landau, Ph.D.	45,000	3.7%	$ 348,150
R. Brent Lenczycki	161,000	13.4%	$1,681,075
All executive officers and
directors as a group (11 persons)	661,000	54.9%	$4,387,975

[1] The greater of (1) the amount, if any, by which $20.00 exceeds the exercise price or (2) $0.35 per option, without interest and before applicable tax withholding.

Neither Bradley nor any of its directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the offer.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “The Merger — Interests of Bradley Directors and Executive Officers” in our definitive proxy statement regarding the merger agreement (the “Merger Proxy Statement”) and our other filings with the SEC that are referred to in this

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offer to purchase. See “Available Information.” In addition, except as otherwise described or referred to above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer

All eligible options that we acquire in connection with the offer will be cancelled. Concurrently with the consummation of the merger, we will account for the payments made to option holders in connection with the offer as compensation expense in our income statement for the period ended immediately prior to the closing of the merger.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the eligible options as described in the offer or the payment for tendered eligible options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered eligible options for cancellation and payment is subject to the conditions described in “Conditions.”

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, facsimile, email and in person regarding the offer.

Appraisal Rights

Holders of eligible options do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the offer. Option holders who exercise their eligible options prior to the completion of the merger may be entitled to seek appraisal rights with respect to the shares acquired upon such option exercise under Section 262 of the Delaware General Corporation Law. You should read Annex D of the Merger Proxy Statement and the section thereof entitled “The Merger — Appraisal Rights.”

Market and Trading Information

There is no established trading market for the eligible options. However, our common stock is currently listed for quotation on the New York Stock Exchange under the symbol “BDY.” The following table sets forth the high and low closing prices for shares of our common stock, as reported on NYSE, for the periods listed.

	Price Range
	High	Low
Year Ended December 31, 2005
First quarter	$15.92	$ 8.16
Second quarter	11.96	7.61
Third quarter	12.66	10.48
Fourth quarter	13.41	9.34

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Year Ended December 31, 2006
First quarter	$14.87	$ 9.35
Second quarter	14.90	10.20
Third quarter	16.17	9.61
Fourth quarter	24.57	15.88

Year Ended December 31, 2007
First quarter	$21.75	$17.00
Second quarter	22.35	18.14
Third quarter	21.96	15.21
Fourth quarter	19.77	15.71

Year Ending December 31, 2008
First quarter (through January 14)	$19.90	$19.71

On January 14, 2008, the closing sale price for our common stock as reported on the NYSE was $19.85 per share. You are urged to obtain current market quotations for our common stock before making any decision with respect to the offer.

Miscellaneous

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

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THE MERGER

General

We are making this offer in connection with our proposed merger of Merger Sub., with and into Bradley. Pursuant to the merger agreement, dated October 29, 2007, our stockholders at the time of the merger, other than those stockholders who have perfected appraisal rights, will receive $20.00 in cash for each share of our common stock that they own. As a result of this merger, all of our outstanding common stock will be owned by the current stockholders of Nycomed.

Conditions to Completion of the Merger

The obligations of Bradley, Nycomed US and Merger Sub to complete the merger depend on the satisfaction or waiver of a number of conditions, including:

Conditions to the obligations of both Bradley and Nycomed US and Merger Sub to complete the merger:

  obtaining Bradley stockholders’ approval;
  expiration or termination of any waiting period under the HSR Act and under applicable German and Italian antitrust laws; the waiting periods under both the HSR Act and the German and Italian antitrust laws have expired or been terminated;
  if required, obtaining clearance by the New Jersey Department of Environment Protection (“NJ DEP”) under the New Jersey Industrial Site Recovery Act; Bradley has received a written statement from the NJ DEP that such Act does not apply to the proposed Nycomed merger; and
  no injunction or other governmental order making the merger illegal or preventing it.

Conditions to the obligations of Nycomed US and Merger Sub to complete the merger:

  our representations and warranties being true and correct;
  our performance and compliance with all of our agreements and covenants in the merger agreement; and
  our delivery of an officer’s certificate as to satisfaction of the above two conditions.

Conditions to the obligation of Bradley to complete the merger:

  representations and warranties of Nycomed US and Merger Sub being true and correct;
  performance and compliance by Nycomed US and Merger Sub with all of their agreements and covenants in the merger agreement; and
  Nycomed US’s delivery of an officer’s certificate as to satisfaction of the above two conditions.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences of the eligible option tender offer to individuals who were granted their eligible options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your eligible options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Consequences to option holders who tender their eligible options in the offer: If you tender your eligible options in the offer and your eligible options are accepted for cancellation, you will have ordinary compensation income per eligible option equal to the greater of (i) the amount, if any, by which $20.00 exceeds the exercise price of your eligible options or (ii) $0.35. If you received your options in connection with your employment by Bradley or any affiliate, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, income and employment tax withholding.

Consequences to option holders who do not tender their eligible options in the offer: If you do not tender your eligible options in the offer, you will not have any current tax consequences as a result of the offer.

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INFORMATION REGARDING MERGER PROXY STATEMENT

In connection with Bradley’s solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, Bradley has filed a definitive proxy statement with the SEC. We are enclosing a copy of the Merger Proxy Statement with this offer to purchase. You may also obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from our website at www.bradpharm.com or the SEC’s website at www.sec.gov. You may also obtain a free copy of the definitive proxy statement and other documents by directing a request by mail, telephone or email to Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, NJ 07004, Telephone: (973) 882-1505, Attention: Alan S. Goldstein, Secretary, ext. 547; Facsimile: (973) 575-5366, agoldstein@bradpharm.com.

AS IN ALL PROXY MATTERS, THE MERGER PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. YOU ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Bradley and its directors, executive officers, and members of management may be deemed to be “participants” in the solicitation of proxies from Bradley stockholders in favor of the merger agreement. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their direct and indirect interests in the merger is set forth in the Merger Proxy Statement referenced above.

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AVAILABLE INFORMATION

This offer to purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your eligible options.

We also file annual, quarterly and special reports, proxy statements, including the proxy statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1–800–SEC–0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Bradley, that file electronically with the SEC.

Additional information concerning Bradley may be found in the following documents filed by us with the SEC under the Exchange Act:

  Annual Report on Form 10-K for the year ended December 31, 2006, filed March 14, 2007, as amended by our Form 10-K/A filed on April 30, 2007;
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed May 10, 2007, August 9, 2007 and November 8, 2007, respectively;
  Current Reports on Form 8-K filed May 8, 2007, May 11, 2007, May 29, 2007, August 10, 2007, September 4, 2007, October 10, 2007, October 30, 2007, November 8, 2007, November 29, 2007, December 5, 2007 and December 14, 2007;
  Definitive Merger Proxy Statement on Schedule 14A filed January 17, 2008; and
  Tender Offer Statement on Schedule TO filed January 17, 2008.

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SCHEDULE A

BRADLEY PHARMACEUTICALS, INC.
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

Name	Position

Seth W. Hamot	Non–executive Chairman of the Board

Daniel Glassman	President and Chief Executive Officer

Andre Fedida, M.D.	Director

Michael Fedida, R.Ph.	Director and Chairman of the Compensation Committee

Steven Kriegsman	Director

Douglas E. Linton	Director and Chairman of the Nominating and Corporate Governance Committee

William J. Murphy	Director and Chairman of the Audit Committee

Bradley Glassman	Sr. Vice President, Sales and Marketing

Alan Goldstein	Vice President, Corporate Development, and Secretary

Ralph Landau, Ph.D.	Vice President, Chief Scientific Officer

R. Brent Lenczycki	Vice President, Chief Financial Officer, and Secretary

The business address and telephone number of each of the above executive officers and directors is c/o Bradley Pharmaceuticals, Inc, 383 Route 46 West, Fairfield, New Jersey 07004, and (973) 882-1505.

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